Investment Trust Agreement

The Agreement is made and entered into on October 28, 2006 in Xi’an, the PRC by and between

Trustor:		Xi’an Amorphous Alloy Science & Technology Co., Ltd.
Address: 6F, Yasen Industrial Center Building, No. 15 Gaoxin 6th Road,
Hi-tech Zone, Xi’an
Legal representative: Song Yongxing

Trustees:	1.	Song Yongxing
ID No.:
Domicile:

	2.	Mao Junming
ID No.:
Domicile:

	3.	Xu Zewei
ID No.:
Domicile:

	4.	Dai Tao
ID No.:
Domicile:

	5.	Wang Yuefeng
ID No.:
Domicile:

	6.	Lin Yuan
ID No.:
Domicile:

	7.	Zhang Wei
ID No.:
Domicile:

	8.	Feng Yarong
ID No.:
Domicile:

	9.	Shi Sujun
ID No.:
Domicile:

	10.	Yu Xinzheng
ID No.:
Domicile:

WHEREAS:

1. The Trustor is a joint stock limited company incorporated and legally existing in accordance with the laws of China, registered in Shaanxi Xi’an Administration for Industry and Commerce, No. 6101012110931;

2. The Trustees are citizens of the People’s Republic of China and natural person shareholders of the Trustor, and Song Yongxing is the legal representative of the Trustor..

3. Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. (hereinafter referred to as “AAZX”) is a limited liability company established by the Trustees with the authorization of the Trustor on June 29, 2004 and registered in Shaanxi Xi’an Administration for Industry and Commerce; the Trustees hold the shareholdings of AAZX and are registered as the shareholder on behalf of the Trustor. AAZX owns RMB32 million as registered capital, among which the Trustees contributed totally RMB30 million, holding 93.75% of the total shares of AAZX, and Xi’an Zhongxi Rectifying Electric Cooker Transformer Factory contributed RMB2 million.

4. The Parties agree to make a formal trust investment agreement to specify the trust relationship between the Parties and to realize Trustor’s aim of oversea financing.

It is hereby agreed as follows through friendly negotiation concerning the matters as mentioned in the WHEREAS:

Article 1 Investment Trust and Escrow

1.1 The Parties confirm that thirty million yuan (RMB30 million) of investment by the Trustees in AAZX shall be the investment entrusted by the Trustor, who shall be the actual owner of 93.75% of the shareholdings of AAZX(hereinafter referred to as the “Warehoused Shareholding”) which is registered under the names of the Trustees, and the Trustees are entrusted shareholders.

1.2 All of the investment contributed by the Trustees with entrustment of theTrustor shall include investment of money with amount to seven million and eight hundred and sixty thousand yuan (RMB7,860,000), workshop, namely, workshop 1F and office building 4F of No. 1, Yasen Industrial Center Building, No. 15 Gaoxin 6th Road, Hi-tech Zone, Xi’an, with amount to fourteen million two hundred thousand yuan (RMB14,200,000), and equipment with amount to seven million nine hundred and forty thousand yuan (RMB7,940,000), seeing Annex 1, the List of Material Investment, and Annex 2, the List of Asset Handover.

1.3 Assets comtributed by the Trustees with entrustment have been verified by Shanxi Zhongqing Certified Public Accountants, which issued the capital verification report, No. Shan Zhong Qing Yan Zi(2004)1112. The assets contributed with entrustment and the proportion of shareholdings are as follows:

Serial No.	Name of Agent	Amount of Capital Contribution(RMB)	Form of Capital Contribution		Proportion of Shareholding
1	Song Yongxing	3,000,000	Currency		43.75%
		11,000,000	Material Objects (real estate	)
2	Mao Junming	2,100,000	Material Objects (equipment	)	6.56%
3	Xu Zewei	2,000,000	Material Objects (equipment	)	6.25%
4	Wang Yuefeng	1,920,000	Material Objects (equipment	)	6%
5	Dai Tao	1,920,000	Material Objects (equipment	)	6%
6	Lin Yuan	1,660,000	Currency		5.19%
7	Zhang Wei	1,600,000	Currency		5%
8	Feng Yarong	1,600,000	Currency		5%
9	Shi Sujun	1,600,000	Material Objects (real estate	)	5%
10	Yu Xinzheng	1,600,000	Material Objects (real estate	)	5%

1.4 The Trustor shall have the right to terminate the trust at any time with a notice to the Trustees. The Trustees shall, within the period given by the Trustor after receipt the notice from the Trustor, make the Warehoused Shareholding registered under the name of the Trustor or a third party appointed by the Trustor in accordance with the method determined by the Trustor, including but not limited to, gratuitous donations, consideration of RMB1, or gratuitous transfer.

1-5 The Trustees shall be willing to accept the said trust of the Trustor, to make capital contributions and hold the shares on behalf of the Trustor and to exercise relevant shareholders’ rights subject to the Trustor’s instructions. The Trustees shall agree to all arrangements under the Agreement.

Article 2 Scope of Authority

The rights to be exercises by the Trustees with the trust of the Trustor shall include:

2.1 The Trustees shall register as the shareholders of AAZX, sign their names in the shareholder book of AAZX and exercise the voting right as AAZX’s shareholders subject to the instructions of the Trustor;

2.2 One or several persons of the Trustees shall act as the director of AAZX, be elected as the legal representative and exercise the voting right as the legal representative and the director of AAZX;

2.3 The Trustees shall make resolutions concerning recombination and listing of the assets, shareholdings, rights and interestsof the Trustor and AAZX as the shareholders of AAZX pursuant to relevant decisions of the Trustor, and execute the agreements and legal documents concerning AAZX oversea financing and listing as the legal representative or the authorized representative;

2-4 The Trustees shall, for interests of the Trustor, exercise other rights of the shareholders conferred by the Corporation Law and the Articles of Association of AAZX.

Article 3 Term of Investment Trust

The term of trust investment shall be effective from the day of execution and effectiveness of the Agreement to

1) the termination of AAXZ; or
2) the day of termination of the Agreement negotiated by and between the Parties; or
3) the day of rescission of the Agreement notified in writing by the Trustor.

If the Trustor notifies one or several persons of the Trustees in writing of rescission of the entrustment relationship, the Agreement shall remain in full force upon the other Trustees who are not notified.

Article 4 Rights and Obligations of the Trustor

The rights and obligations of the Trustor within the term of trust investment shall include:

4.1 As an actual investor and owner of the assets of investment entrusted, the Trustor shall enjoy the actual and final right to own, dispose (including but not limited to, assignment, donation or pledge etc.), and gain benefits from the Warehoused Shareholding. The Trustor shall enjoy the actual shareholders’ rights and assume corresponding obligations. The decisions upon operation and management made by theTrustees shall meet the interests of the Trustor;

4.2 The Trustor shall enjoy the right to, at its own discretion, give instructions to the Trustees at any time concerning entrustment of the Trustees’ exercise of the rights as described in Article 2 hereof, and the Trustees shall carry out the instructions unconditionally;

4.3 The Trustor shall enjoy the right to, at its own discretion, know the operation of AAZX and make decisions upon the Trustees at any time, and the Trustees shall carry out the decisions unconditionally;

4.4 The Trustor shall enjoy the right to, at its own discretion, at any time rescind the trust to the Trustees and require the Trustees to make the Warehoused Shareholding registered under the name of the Trustor or a third party appointed by the Trustor subject to the method determined by the Trustor, including but not limited to, gratuitous donations, consideration of RMB1, or gratuitous transfer. In case of necessary execution of relevant legal documents and completion of corresponding legal procedures then, the Trustees shall consent and undertake unconditionally;

4.5 The Trustor shall enjoy the right to, pursuant to the Agreement, supervise and correct improper acts of the Trustees and require the Trustees to compensate for losses due to such acts;

4.6 The Trustor may authorize the Trustees to entrust a third party to be in charge of operation and management of the Company;

4.7 Instructions given by the Trustor to the Trustees shall not impair the legitimate individual rights of the Trustees, nor conflict with the laws and regulations of China.

Article 5 Rights and Obligations of the Trustees

The rights and obligations of the Trustees within the term of trust investment shall include:

5.1 The Trustees shall make investment in AAZX in their own names with entrustment of the Trustor and act as the dummy shareholders of AAZX;

5.2 The Trustees shall operate AAZX in good faith for the interest of the Trustor;

5.3 The Trustees shall have the right to, at the Trustor’s instruction, exercise the rights hereunder as the dummy shareholders; however, the Trustees shall not seek for any private interests for themselves in the name of dummy shareholders, nor cause any adverse impacts on the Trustor or AAZX;

5.4 If the Trustor requires the Trustees to sub-entrust a third party to operate and manage AAZX, the Trustees shall, at the Trustor’s requirements, make relevant resolutions at the board meetings and the Shareholders’ meetings and execute relevant contracts;

5.5 The Trustees shall, at any time at the Trustors’ instructions, transfer the Warehoused Shareholding to the Trustor or any third party appointed by the Trustor pursuant to Article 4.4 hereof, and cooperate unconditionally with the Trustor or the third party in completing relevant legal procedures;

5.6 If, during performance of the Agreement, one or several persons of the Trustees resign from the Company, they shall disqualify for Trustees automatically, and the Trustor shall entrust others as substitute for trustee; however, the former trustee shall perform his rights and obligations until the new trustee is nominated;

5.7 The Trustees shall have the right to refuse the issues which are violated Article 4.7 hereof.

Article 6 Effectiveness

6.1 The Agreement shall become effective as of the day when the legal representative or authorized representative of the Trustor signs and stamps the common seal on and all the Trustees sign the Agreement.

6.2 In the case where the Agreement becomes null and invalid due to amendment to the laws, regulations and policies of the People’s Republic of China, government regulation or others, neither party shall compensate each other; however, the Parties shall take corresponding measures to avoid or minimize losses immediately subject to the solutions of Trustor.

Article 7 Confidentiality

7.1 The Parties agree and shall urge the persons who know about the trust investment to assume strict confidentiality liabilities concerning all terms of the Agreement and all items with respect to the Warehoused Shareholding and not to disclose to any third party except with express provisions of laws, requirements of judicial institutions or relevant governmental authorities or the consent of the Parties; otherwise, corresponding legal liabilities shall be held.

7.2 The confidentiality obligation shall be permanent and survive the termination of the Agreement.

Article 8 Liability for Breach of Agreement

After effectiveness of the Agreement, the acts of either party against the provisions herein shall constitute a breach of the Agreement, and the breaching party shall compensate the losses to the non-breaching caused thereof.

Article 9 Settlement of Dispute

Any and all disputes arising from the Agreement shall be settled through amicable negotiation. Where negotiation fails, either party may have the right to bring a lawsuit with the People’s Court with legal jurisdiction.

Article 10 Severability

10.1 If any provision of the Agreement becomes null and invalid or unenforceable in accordance with relevant laws and regulations, such provision shall be null and invalid merely, and the remainder of the Agreement shall still be in full force and binding upon the Parties.

10.2 In case of circumstances as mentioned in Article 10.1, the Parties shall make a supplementary provisions as soon as possible through friendly negotiation to substitute for the null and invalid provision.

Article 11 Non-waiver

11.1 Either party’s non-performance or delay of performance of certain right as provided herein shall not constitute the party’s waiver of such right.

11.2 Either party’s failure to require the other party to perform its obligations hereunder shall not be deemed as the party’s waiver of further requirement.

11.3 Exemption of either party in breach of any of the terms of the Agreement from liability by the other party shall not be deemed as further exemption from liabilities from breach of the said term or other terms hereof.

Article 12 Supplementary Provisions

12.1 Any and all taxes and duties arising from execution and performance of the Agreement and in the course of trust investment shall be borne by the Parties respectively in accordance with the laws and regulations.

12.2 Relevant supplementary agreement made by and between the Parties concerning the trust investment after effectiveness of the present Agreement, if any, is part of the Agreement and has equal legal force with the Agreement. In case of conflict of the supplementary agreement with this Agreement, the former shall apply. In case of several supplementary agreements, the latest one shall prevail.

12.3 The Agreement shall be in twelve originals, one for each party concerned and the remaining shall be available for corresponding formalities.

(no text below)

Trustor: Xi’an Amorphous Alloy Science & Technology Co., Ltd.

Legal representative:
(or authorized representative)

Trustees:	By:/s/ Song Yongxing	By:/s/ Mao Junming
	Song Yongxing	Mao Junming

	By:/s/ Xu Zewei	By:/s/ Dai Tao
	Xu Zewei	Dai Tao

	By:/s/ Wang Yuefeng	By:/s/ Lin Yuan
	Wang Yuefeng	Lin Yuan

By:/s/ Zhang Wei	By:/s/ Feng Yarong
Zhang Wei	Feng Yarong

Shi Sujun	Yu Xinzheng

Annexes:
1. List of Material Investment

2. List of Asset Handover